Exhibit 10.2

November 6, 2009

Crescendo Partners II, L.P., Series K
Crescendo Investments II, LLC
Crescendo Partners III, L.P.
Crescendo Investments III, LLC
825 Third Avenue, 40th Floor
New York, NY 10022

Dear Sir or Madam:

You have previously entered into that certain Confidentiality Agreement with Destination Maternity Corporation, previously known as Mothers Work, Inc., (the "Company"), dated March 10, 2008 (the "Confidentiality Agreement") pursuant to which you and your directors, partners, officers, employees, agents, affiliates and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively "Representatives") agreed to take or abstain from taking certain actions as set forth in such agreement. You and your Representatives further agree to the undertakings and other terms and provisions set forth in this letter agreement. All capitalized terms used in this letter agreement and not otherwise defined shall have the respective meanings assigned to such terms in the Confidentiality Agreement.

You hereby agree that the terms of the Confidentiality Agreement remain in full force and effect in accordance with its terms, except to the extent specifically otherwise provided in this letter agreement.

You hereby agree to vote only for the nominees selected by the Company's Board of Directors (the "Board") for election to the Board at the 2010 Annual Meeting of Stockholders, provided such nominees include Arnaud Ajdler or any of your other Representatives.

You hereby agree that neither you nor any of your affiliates (as defined in rule 12b-2 under the Securities Exchange Act of 1934, as amended), will (and you and they will not assist or encourage others to), directly or indirectly, take any action prior to the election of directors at the 2011 Annual Meeting of Stockholders to seek the removal of any current member of the Board or any director elected to the Board at the 2010 Annual Meeting of Stockholders; provided, however, that nothing in this letter agreement shall limit your right to nominate a slate of director candidates for election at the 2011 Annual Meeting of Shareholders, subject to compliance with applicable provisions of the Company's By-Laws and the Confidentiality Agreement.

The Company hereby agrees to use commercially reasonable efforts to recruit two new directors for election to the Board at the 2010 Annual Meeting of Stockholders (collectively, the "10th and 11th Directors"), one of whom shall be a director whom the Board determines qualifies as an "audit committee financial expert," as that term is defined in Item 407(d)(5) of Regulation S-K, to chair the Board's Audit Committee; and the other of whom shall be a person experienced in matters relating to the Company's business. To the extent either or both of the 10th and 11th Directors are not identified in time for inclusion in the Company's proxy statement for the 2010 Annual Meeting of Stockholders, the Company agrees to use commercially reasonable efforts to identify and appoint such 10th or 11th Director(s) (as applicable) to the Board as soon thereafter as is reasonably practicable. The nomination of the 10th and 11th Director will require the unanimous approval of the Nominating and Corporate Governance Committee. In addition, prior to the 2011 Annual Meeting of Stockholders, any increase in the size of the Board and the filling of any vacancy on the Board shall require the unanimous approval of the Nominating and Corporate Governance Committee.

Upon Mr. Ajdler's re-election to the Board at the 2010 Annual Meeting of Stockholders, the Company agrees to use commercially reasonable efforts to cause Mr. Ajdler to be appointed as Chairman of the Compensation Committee at the first Board meeting following the 2010 Annual Meeting of Stockholders. The Company agrees that the Board shall take no action to remove Mr. Ajdler, at any time prior to the 2011 Annual Meeting of Stockholders, as (i) Chairman of the Compensation Committee, (ii) a member of the Nominating and Corporate Governance Committee or (iii) a member of the Compensation Committee.

For so long as Mr. Ajdler serves as a member of the Board, in the event that the date on which the Company notifies you of the slate of director candidates nominated for election at any meeting of stockholders occurring in 2011 or thereafter (the "Notification Date") occurs fewer than 10 days before the deadline for stockholders to nominate candidates for election as a director at such meeting of stockholders in accordance with the Company's By-Laws, Crescendo shall be entitled to an extension of time, until the close of business on the 10th day following the Notification Date, for the submission of any such director candidates along with all other information required by the By-Laws in connection therewith, and any such submission by Crescendo by the 10th day following the Notification Date shall be considered timely for purposes of the By-Laws.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

The Company has agreed to reimburse you for your reasonable out-of-pocket fees and expenses incurred in connection with the negotiation and execution of this letter agreement, including any filings with the SEC that may be required in connection with this letter agreement, provided that such reimbursement will not exceed $20,000 in the aggregate.

The Company agrees that as a condition of issuing any press release announcing this letter agreement, any of the terms contained in this letter agreement, or matters related to the resolutions of the Board approving this letter agreement and the declassification of the Board, such press release shall be reasonably acceptable to the Crescendo Parties. The Crescendo Parties agree that as a condition of issuing any press release announcing this letter agreement, any of the terms contained in this letter agreement, or matters related to the resolutions of the Board approving this letter agreement and the declassification of the Board, such press release shall be reasonably acceptable to the Company.

This letter agreement is for the benefit of the Company, and its directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws. All disputes arising from or relating to this letter agreement shall be heard exclusively in a court of competent jurisdiction within the State of Delaware, and the parties hereto consent to personal jurisdiction in such courts for such purposes, and further waive all objections on grounds of improper venue or forum non conveniens.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

DESTINATION MATERNITY CORPORATION

By: /s/ Edward M. Krell
Name: Edward M. Krell
Title: Chief Executive Officer

Accepted and agreed as of the date
first written above:

CRESCENDO PARTNERS II, L.P., SERIES K

By: Crescendo Investments II, LLC
General Partner

By: /s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: Managing Member

CRESCENDO INVESTMENTS II, LLC

By: /s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: Managing Member

CRESCENDO PARTNERS III, L.P.

By: Crescendo Investments III, LLC
General Partner

By: /s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: Managing Member

CRESCENDO INVESTMENTS III, LLC

By: /s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: Managing Member